UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant To Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 17, 2005

FMC CORPORATION

(Exact name of issuer as specified in charter)

DELAWARE	1-2376	94-0479804
(State or Other Jurisdiction of Incorporation or Organization)	(Commission file number)	(I.R.S. Employer Identification Number)

1735 Market Street, Philadelphia, Pennsylvania 19103

(Address of principal executive offices)

(215) 299-6000

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On February 17, 2005, the Compensation Committee (the “Committee”) of the Board of Directors of FMC Corporation (the “Company”) approved the following with respect the compensation of the Company’s named executive officers (as determined by reference to the Company’s proxy statement dated March 18, 2004):

Named Executive Officer	2005 Base Salary	2005 Target Bonus (2)	2005 Option Grants (3)	2005 Restricted Stock Grants (4)	2005 Performance- Based Cash Awards (5)
William G. Walter Chairman, President and, Chief Executive Officer	$850,000	$631,250	34,489	$666,400	$1,000,000

W. Kim Foster Senior Vice President and Chief Financial Officer	$470,067	$257,905	8,875	$171,574	$171,000

Milton Steele Vice President, General Manager Agricultural Products Group	$383,436	$210,890	7,532	$145,622	$145,000

Theodore H. Butz Vice President, General Manager Specialty Chemicals Group	(1)	(1)	7,532	$145,622	$145,000

D. Michael Wilson Vice President, General Manager Industrial Chemicals Group	(1)	(1)	7,532	$145,622	$145,000

(1)	2005 salary has not yet been determined.
(2)	Reflects the maximum amount that may be awarded for 2005 based upon performance criteria to be determined by the Committee.
(3)	Reflects options awarded pursuant to the Company’s Incentive Compensation and Stock Plan (the “Plan”) to purchase the number of shares of common stock at an exercise price of $48.06 per share (the closing price of a share of common stock on the date of the grant, February 17, 2005) which will become exercisable on February 17, 2008.
(4)	Reflects the value of restricted stock awarded under the Plan as of the date of grant, February 17, 2005 (based upon the closing price of a share of common stock on such date of $48.06) which will become vested on February 17, 2008.
(5)	Reflects potential value of award under the Plan if specific performance targets in 2005 are met. The performance targets will be determined by the Committee at a meeting to be held later in 2005.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized.

FMC CORPORATION

Date: February 24, 2005	By:	/s/ W. Kim Foster
W. Kim Foster
Senior Vice President and
Chief Financial Officer